Exhibit 99.1

December 19, 2017

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2017 FOURTH QUARTER AND FULL YEAR RESULTS

•	Net sales growth of 26 percent, net income growth of 88 percent, and Adjusted EBITDA[1] growth of 39 percent for the fourth quarter versus the comparable quarter in the prior year[2]

•	Fourth quarter and full fiscal year 2017 net income of $22.7 million and $31.4 million, respectively

•	Fourth quarter and full fiscal year 2017 Adjusted EBITDA[1] of $58.4 million and $162.5 million, respectively

•	Reaffirms full-year fiscal 2018 outlook for net sales of $2.4 to $2.7 billion, and Adjusted EBITDA[1] of $200 to $220 million

Milwaukee, Wis.—(BUSINESS WIRE)—

REV Group, Inc. (NYSE: REVG) today reported results for the three months ended October 31, 2017 (“fourth quarter 2017”). Consolidated net sales in the fourth quarter of 2017 were $683.9 million, growing 25.5 percent over the three months ended October 29, 2016 (“fourth quarter 2016”). This increase was driven by strong growth in the Fire & Emergency and Recreation segments. Consolidated net sales were $2.27 billion for the twelve months ended October 31, 2017 (“full year 2017”), which was an increase of 17.7 percent over the twelve months ended October 29, 2016 (“full year 2016”).

The Company’s fourth quarter 2017 net income was $22.7 million, or $0.35 per diluted share. Adjusted Net Income1 for the fourth quarter 2017 was $29.2 million, or $0.44 per diluted share, which grew 54.5 percent compared to $18.9 million, or $0.37 per diluted share, in the fourth quarter 2016 (fourth quarter 2017 diluted earnings per share is calculated using 14.3 million more shares outstanding than the prior year quarter). Net income for the full year 2017 was $31.4 million, or $0.50 per diluted share. Full year 2017 net income was negatively impacted by several one-time expense items, the largest of which related to our IPO and subsequent debt refinancings. Full year 2017 Adjusted Net Income was $75.9 million compared to $53.2 million for the full year 2016, which represents an increase of 42.7 percent resulting from higher earnings from operations, positive impact from our acquisitions, as well as lower interest expense.

Adjusted EBITDA1 in the fourth quarter 2017 was $58.4 million, representing growth of 39.1 percent over Adjusted EBITDA of $42.0 million in the fourth quarter 2016. A number of factors including increased vehicle sales, ongoing procurement and production cost optimization initiatives, strategic pricing actions, and the impact of acquisitions drove the higher Adjusted EBITDA in the quarter. Full year 2017 Adjusted EBITDA was $162.5 million, which reflects a 32.3 percent increase over full year 2016.

REV Group, Inc. President and CEO, Tim Sullivan said, “We are pleased to report another quarter of strong earnings and year-over-year growth. Our strong fourth quarter completed the first successful year for REV Group as a public company. The combination of successful commercial and product strategies, higher sales volumes and our team’s focus on operational improvement initiatives drove improved profit margins across all our businesses on a year over year basis. I am proud to report 18 percent sales growth and 32 percent growth in Adjusted EBITDA in 2017, but even more importantly, I am pleased to report that all three of our segments continue to have strong

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. These figures do not include the impact of acquisitions before their acquisition dates.
[2]	REV Group, Inc. changed its fiscal year end from the last Saturday to the last calendar day in October of each year. Going forward the Company’s fiscal quarters will end on the last day of January, April, July and October.

outlooks. We plan to continue this trajectory of earnings growth in excess of sales growth into next year. In summary, it was a strong quarter and year, we are well positioned for continued growth in fiscal 2018 and we will continue to make progress towards our enterprise-wide EBITDA margin goal of 10 percent.”

REV Group Segment Highlights

Fire & Emergency – Fire & Emergency (“F&E”) segment net sales were $317.6 million for the fourth quarter 2017, an increase of $73.5 million, or 30.1 percent, from $244.1 million for the fourth quarter 2016. Net sales of F&E increased due to increased unit sales in the segment’s existing businesses, sales from the Ferrara acquisition in April 2017, and a greater mix of higher content vehicles, compared to the prior year period. Excluding the impact of the Ferrara acquisition, F&E net sales increased 13.8 percent in the fourth quarter 2017 versus the fourth quarter 2016.

F&E net sales for full year 2017 were $984.0 million, which was an increase of 28.1 percent over $768.1 million in 2016. F&E backlog at the end of the fourth quarter 2017 was up 7.2 percent to $590.3 million compared to $550.8 million at the end of fiscal year 2016. Excluding the impact of acquisitions year-to-date, F&E net sales increased 8.3 percent for the full year 2017 compared to 2016.

F&E Adjusted EBITDA2 was $39.3 million in the fourth quarter 2017, which represented growth of 34.1 percent compared to $29.3 million in the fourth quarter 2016. F&E Adjusted EBITDA growth was driven by increased vehicle sales, procurement and productivity initiatives, pricing actions, operational improvements, and the impact of the Ferrara acquisition. Excluding the impact of the Ferrara acquisition, fourth quarter Adjusted EBITDA increased 23.0 percent in 2017 versus the fourth quarter of 2016. Fourth quarter 2017 F&E Adjusted EBITDA margin was 12.4 percent of net sales compared to 12.0 percent in the fourth quarter 2016.

Full year 2017 Adjusted EBITDA in the F&E segment increased 28.5 percent to $109.5 million versus $85.2 million for the full year 2016. Excluding the impact of acquisitions year-to-date, F&E Adjusted EBITDA increased 21.0 percent in 2017 compared to 2016.

Commercial – Commercial segment net sales for the fourth quarter 2017 were $176.0 million, which were down 1.8 percent compared to the prior year quarter. This decrease was primarily driven by lower sales in our shuttle bus product category as we continue to be more selective about which sales opportunities we pursue. We expect this strategy to pay off in future periods as we build higher quality and higher margin backlog. Offsetting this reduction were sales increases in other Commercial product categories during the fourth quarter of 2017 compared to 2016, including transit buses, terminal trucks and sweepers.

Net sales in the Commercial segment for full year 2017 were $620.1 million versus $679.0 million in the full year 2016, which was a decrease of 8.7 percent. Commercial backlog grew in the fourth quarter 2017 by 43.8 percent to $366.4 million at October 31, 2017, compared to $254.8 million at the end of the third quarter 2017, and grew 62.1 percent from the end of the prior year. We have seen a significant increase in backlog in our Commercial segment this quarter due primarily to the receipt of the first portion of the recently announced Los Angeles County transit bus order of 295 buses, which we expect will start to ship in early fiscal 2019.

Commercial segment Adjusted EBITDA was $14.8 million in the fourth quarter 2017 compared to $16.1 million in the fourth quarter 2016. Adjusted EBITDA margin was 8.4 percent of net sales in the fourth quarter 2017 compared to 9.0 percent in the fourth quarter 2016. Adjusted EBITDA and Adjusted EBITDA margin declined in the fourth quarter of 2017 primarily due to the net sales decline described above.

Full year 2017 Adjusted EBITDA in the Commercial segment decreased 5.4 percent to $50.5 million from $53.4 million for the full year 2016, but Adjusted EBITDA margin as a percent of net sales for full year 2017 was 8.2 percent compared to 7.9 percent for 2016.

[2]	Segment Adjusted EBITDA is a non-GAAP measure that is explained and reconciled to its nearest GAAP metric later in this release.

Recreation – The Recreation segment grew net sales to $188.9 million in the fourth quarter 2017, representing an increase of 56.7 percent over the prior year quarter. Recreation segment sales growth was partially driven by the acquisitions of Renegade RV (“Renegade”) and Midwest Automotive Designs (“Midwest”) which were completed on December 30, 2016 and April 13, 2017, respectively. Recreation net sales excluding the acquisitions of Renegade and Midwest increased 18.8 percent during the quarter due to increased unit sales volumes and higher average net selling prices. In addition to the growth in unit sales for the segment’s Class A coaches, the segment also continues to benefit from expansion of its Class C line of products as well as overall growth in its end markets.

Recreation net sales for full year 2017 were $659.8 million, which was an increase of 38.0 percent over net sales of $478.1 million for full year 2016. Excluding the impact of acquired companies in 2017, full year Recreation net sales increased 14.5 percent compared to 2016. Recreation segment backlog at October 31, 2017 was $144.8 million, which was up 80.1 percent from $80.4 million at the end of fiscal year 2016 and up 24.6 percent sequentially from $116.2 million at the end of the third quarter 2017.

Recreation segment Adjusted EBITDA grew 249.4 percent in the fourth quarter 2017 to $14.5 million compared to $4.2 million in the fourth quarter 2016. Adjusted EBITDA margin in the fourth quarter grew 423 basis points to 7.7 percent of net sales compared to 3.4 percent in the fourth quarter 2016. The strong expansion in profitability is attributable to higher unit volumes, better product mix and continued benefit from our ongoing procurement, cost of quality and other operating initiatives. Excluding the impact of acquisitions, Recreation Adjusted EBITDA in the fourth quarter 2017 increased 166.8 percent compared to the fourth quarter 2016.

Full year 2017 Adjusted EBITDA in the Recreation segment was $36.2 million, which was a 229.1 percent increase versus full year 2016. Adjusted EBITDA in the Recreation segment, excluding the impact of the acquisitions of Renegade and Midwest, increased 136.7 percent in full year 2017 compared to 2016. Recreation segment Adjusted EBITDA margin for the full year 2017 grew 320 basis points to 5.5 percent of net sales versus 2.3 percent for 2016.

Working capital, liquidity and capital allocation – Net working capital3 for the Company at October 31, 2017 was $299.7 million compared to $187.3 million at the end of 2016. This increase versus prior year-end includes the impact of our fiscal 2017 acquisitions. Cash and equivalents totaled $17.8 million at October 31, 2017. Total debt at October 31, 2017 was $229.9 million (net of deferred financing costs) and as a result, the Company had $185.9 million available under its ABL revolving credit facility. Capital expenditures in the fourth quarter and full year 2017 were $4.1 million and $54.0 million, respectively.

Quarterly Dividend – Our board of directors declared a quarterly dividend for our fourth quarter of fiscal 2017, payable on February 28, 2018, to holders of record on January 26, 2018, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Fiscal 2018 Full Year Guidance – “We are reaffirming our REV Group full-year fiscal 2018 outlook that was released in early October. We expect full-year 2018 revenues of $2.4 to $2.7 billion and Adjusted EBITDA of $200 to $220 million. We are also reaffirming our expectation for full year 2018 net income to be in the range of $85 to $100 million,” said Sullivan. “This outlook does not include any impact from potential changes in U.S. tax policy and rates, which we believe will be beneficial.”

Subsequent Events - In December 2017, we established a joint venture with China’s Chery Holding Group in Wuhu to manufacture RVs, ambulances and other specialty vehicles for distribution within China and select international markets. These products will be sold in China and internationally through Chery’s existing distribution network. The first vehicles are targeted to be made available to the market in second half of 2018.

Conference Call

REV Group, Inc. will host a conference call to discuss its fourth quarter 2017 results and full-year 2018 outlook on December 20th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

[3]	Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance and Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which the Company believes are not indicative of its underlying operating performance as well as for the add-back of certain non-cash intangible amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, which may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 31,	October 29,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$17,838	$10,821
Accounts receivable, net	243,242	181,239
Inventories, net	452,380	325,633
Other current assets	13,372	12,037

Total current assets	726,832	529,730

Property, plant and equipment, net	217,083	146,422
Goodwill	133,235	84,507
Intangibles assets, net	167,887	124,040
Other long-term assets	9,395	4,320

Total assets	$1,254,432	$889,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$750	$—
Accounts payable	217,267	129,481
Customer advances	95,774	87,627
Accrued warranty	26,047	22,693
Other current liabilities	70,241	91,803

Total current liabilities	410,079	331,604

Notes payable and bank debt, less current maturities	229,105	256,040
Deferred income taxes	22,527	17,449
Other long-term liabilities	20,281	23,710

Total liabilities	681,992	628,803

Contingently redeemable common stock	—	22,293
Commitments and contingencies
Shareholders’ equity	572,440	237,923

Total liabilities and shareholders’ equity	$1,254,432	$889,019

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; dollars in thousands, except shares and per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31, 2017	October 29, 2016	October 31, 2017	October 29, 2016
Net sales	$683,928	$544,752	$2,267,783	$1,925,999
Cost of sales	587,694	472,433	1,973,179	1,696,068

Gross profit	96,234	72,319	294,604	229,931
Operating expenses:
Selling, general and administrative	48,579	41,870	188,257	139,771
Research and development costs	859	1,052	4,219	4,815
Restructuring	1,038	714	4,516	3,521
Amortization of intangible assets	4,506	2,475	14,924	9,423

Total operating expenses	54,982	46,111	211,916	157,530

Operating income	41,252	26,208	82,688	72,401
Interest expense, net	5,294	8,331	20,747	29,158
Loss on early extinguishment of debt	—	—	11,920	—

Income before provision for income taxes	35,958	17,877	50,021	43,243
Provision for income taxes	13,289	5,796	18,650	13,050

Net income	$22,669	$12,081	$31,371	$30,193

Earnings per common share:
Basic	$0.35	$0.24	$0.52	$0.59
Diluted	$0.35	$0.24	$0.50	$0.58

Dividends declared per common share	$0.05	$—	$0.15	$—

Adjusted earnings per common share:
Basic	$0.46	$0.37	$1.25	$1.03
Diluted	$0.44	$0.37	$1.22	$1.03

Weighted Average Shares Outstanding:
Basic	63,993,317	51,229,840	60,738,242	51,587,200
Diluted	65,630,285	51,299,920	62,405,492	51,773,760

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Twelve Months Ended
	October 31, 2017	October 29, 2016
Cash flows from operating activities:
Net income	$31,371	$30,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,812	24,593
Amortization of debt issuance costs	1,794	2,713
Amortization of Senior Note discount	50	249
Stock-based compensation expense	26,627	19,692
Deferred income taxes	2,884	(3,661)
Loss on early extinguishment of debt	11,920	—
Gain on disposal of property, plant and equipment	(1,163)	(342)

Changes in operating assets and liabilities, net of effects of business acquisitions:	(78,120)	2,133

Net cash provided by operating activities	33,175	75,570

Cash flows from investing activities:
Purchase of property, plant and equipment	(54,036)	(37,502)
Purchase of rental fleet vehicles	(17,743)	(11,040)
Purchase of land in Riverside, CA	(7,566)	—
Proceeds from sale of property, plant and equipment	6,604	2,274
Acquisition of businesses, net of cash acquired	(156,361)	(31,727)
Acquisition of Ancira assets	—	(6,435)

Net cash used in investing activities	(229,102)	(84,430)

Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	75,882	61,777
Proceeds from Term Loan	75,000	—
Payment of dividends	(6,379)	—
Net proceeds from initial public offering	253,593	—
Repayment of debt assumed from acquisition	—	(3,698)
Payment of debt issuance costs	(6,814)	(1,085)
Repayment of long-term debt and capital leases	(180,000)	(20,536)
Senior Note prepayment premium	(7,650)	—
Redemption of common stock and stock options	(3,251)	(21,745)
Proceeds from exercise of common stock options	2,563	—

Net cash provided by financing activities	202,944	14,713

Net increase in cash and cash equivalents	7,017	5,853
Cash and cash equivalents, beginning of year	10,821	4,968

Cash and cash equivalents, end of year	$17,838	$10,821

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	Three Months Ended October 31, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$31,068	$10,602	$11,410	$(30,411)	$22,669

Depreciation & amortization	4,425	2,418	2,832	1,326	11,001
Interest expense, net	1,056	775	37	3,426	5,294
Provision for income taxes	—	—	—	13,289	13,289

EBITDA	36,549	13,795	14,279	(12,370)	52,253

Transaction expenses	979	—	—	1,481	2,460
Sponsor expenses	—	—	—	156	156
Restructuring costs	—	1,038	—	—	1,038
Stock-based compensation expense	—	—	—	496	496
Non-cash purchase accounting	1,764	—	226	—	1,990
Loss on early extinguishment of debt	—	—	—	—	—

Adjusted EBITDA	$39,292	$14,833	$14,505	$(10,237)	$58,393

	Three Months Ended October 29, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$25,189	$12,625	$2,443	$(28,176)	$12,081

Depreciation & amortization	3,068	2,045	1,704	661	7,478
Interest expense, net	981	762	4	6,584	8,331
Provision for income taxes	—	—	—	5,796	5,796

EBITDA	29,238	15,432	4,151	(15,135)	33,686

Transaction expenses	—	—	—	48	48
Sponsor expenses	—	—	—	69	69
Restructuring costs	—	714	—	—	714
Stock-based compensation expense	—	—	—	7,394	7,394
Non-cash purchase accounting	73	—	—	—	73

Adjusted EBITDA	$29,311	$16,146	$4,151	$(7,624)	$41,984

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; in thousands)

	Twelve Months Ended October 31, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$85,560	$36,119	$22,916	$(113,224)	$31,371

Depreciation & amortization	14,603	8,459	11,055	3,695	37,812
Interest expense, net	4,106	2,606	175	13,860	20,747
Provision for income taxes	—	—	—	18,650	18,650

EBITDA	104,269	47,184	34,146	(77,019)	108,580

Transaction expenses	1,751	—	—	3,452	5,203
Sponsor expenses	—	—		574	574
Restructuring costs	420	3,356	—	740	4,516
Stock-based compensation expense	—	—	—	26,627	26,627
Non-cash purchase accounting	3,040	—	2,074	—	5,114
Loss on early extinguishment of debt	—	—	—	11,920	11,920

Adjusted EBITDA	$109,480	$50,540	$36,220	$(33,706)	$162,534

	Twelve Months Ended October 29, 2016
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$70,482	$42,367	$5,887	$(88,543)	$30,193

Depreciation & amortization	9,707	8,095	4,999	1,792	24,593
Interest expense, net	3,903	2,235	24	22,996	29,158
Provision for income taxes	—	3	—	13,047	13,050

EBITDA	84,092	52,700	10,910	(50,708)	96,994

Transaction expenses	—	—	—	1,629	1,629
Sponsor expenses	—	—	—	219	219
Restructuring costs	308	714	95	2,404	3,521
Stock-based compensation expense	—	—	—	19,692	19,692
Non-cash purchase accounting	770	—	—	—	770

Adjusted EBITDA	$85,170	$53,414	$11,005	$(26,764)	$122,825

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; in thousands)

	Three Months Ended		Twelve Months Ended
	October 31, 2017	October 29, 2016	October 31, 2017	October 29, 2016
Net income	$22,669	$12,081	$31,371	$30,193
Amortization of Intangible Assets	4,506	2,475	14,924	9,423
Transaction Expenses	2,460	48	5,203	1,629
Sponsor Expenses	156	69	574	219
Restructuring Costs	1,038	714	4,516	3,521
Stock-based Compensation Expense	496	7,394	26,627	19,692
Non-cash Purchase Accounting Expense	1,990	73	5,114	770
Loss on Early Extinguishment of Debt	—	—	11,920	—
Income tax effect of adjustments	(4,122)	(3,915)	(24,377)	(12,273)

Adjusted Net Income	$29,193	$18,939	$75,872	$53,174

REV GROUP, INC.

ADJUSTED EBITDA GUIDANCE RECONCILIATION

(In thousands)

	Fiscal Year 2018
	Low	High
Net income	$85,000	$100,000
Depreciation and Amortization	43,000	40,000
Interest Expense, net	19,000	16,000
Income Tax Expense	49,000	61,500

EBITDA	196,000	217,500

Sponsor Expenses	1,000	500
Stock-based Compensation Expense	3,000	2,000

Adjusted EBITDA	$200,000	$220,000

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in thousands)

	Three Months Ended		Twelve Months Ended
	October 31, 2017	October 29, 2016	October 31, 2017	October 29, 2016
Net Sales:
Fire & Emergency	$317,571	$244,084	$984,036	$768,053
Commercial	175,962	179,273	620,129	679,033
Recreation	188,914	120,553	659,831	478,071
Corporate & Other	1,481	842	3,787	842

Total Company Net Sales	$683,928	$544,752	$2,267,783	$1,925,999

Adjusted EBITDA:
Fire & Emergency	$39,292	$29,311	$109,480	$85,170
Commercial	14,833	16,146	50,540	53,414
Recreation	14,505	4,151	36,220	11,005
Corporate & Other	(10,237)	(7,624)	(33,706)	(26,764)

Total Company Adjusted EBITDA	$58,393	$41,984	$162,534	$122,825

	October 31, 2017	October 29, 2016
Period-End Backlog:
Fire & Emergency	$590,268	$550,769
Commercial	366,447	226,067
Recreation	144,847	80,420
Corporate & Other	27	—

Total Company Backlog	$1,101,589	$857,256